July 16, 1996

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

                       Re:   Network Imaging Corporation

Ladies and Gentlemen:

We have read Item 4 of Network Imaging Corporation's Form 8-K dated July 10, 1996 and are in agreement with the statements contained in paragraph 4(a) therein.


Yours very truly,



Price Waterhouse LLP